SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                               FORM S-8


                        Registration Statement
                              Under the
                        Securities Act of 1933


                  Gentner Communications Corporation
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         (Exact Name of Registrant as Specified in Its Charter)


               Utah                                   87-0398877
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  (State or Other Jurisdiction of                 (I.R.S. Employer
   Incorporation or Organization)                 Identification No.)


           1825 West Research Way, Salt Lake City Utah   84119
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            (Address of Principal Executive Offices)(Zip Code)


                     1997 Employee Stock Purchase Plan
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                          (Full Title of the Plan)


   Russell D. Gentner, 1825 West Research Way, Salt Lake City, Utah 84119
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                  (Name and Address of Agent For Service)


                                801-975-7200
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        (Telephone Number, Including Area Code, of Agent For Service)


                      CALCULATION OF REGISTRATION FEE
============================================================================
                                  Proposed        Proposed
 Title of                         Maximum         Maximum
Securities        Amount          Offering        Aggregate     Amount of
  to be            to be           Price          Offering     Registration
Registered      Registered        Per Share        Price           Fee
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Common Stock   500,000 shares      $0.922         $461,000        $139.70


 (1) The maximum offering price per share of the securities is calculated based on Rule 457(c). The maximum offering price is $0.922 based upon the average of the bid and asked price on January 21, 1997.

(2) The maximum aggregate offering price equals 500,000 shares multiplied by the offering price of $0.922 equaling $461,000.

(3) The amount of the Registration Fee equals $139.70. This amount is arrived at by multiplying the maximum aggregate offering price of $461,000 by 1/33rd of 1%.


                                    PART I


             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

     The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registration Information and Employee Plan Annual Information.

     Not Applicable


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference in the Registration Statement:

     (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, as filed with the SEC;

     (b) all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since June 30, 1996; and

     (c) the description of the Company's Common Stock contained in the Form 10 Registration Statement filed by the Company with the SEC under
          Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition to the above, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not Applicable

Item 5.  Interests of Named Experts and Counsel

     Not Applicable

Item 6.  Indemnification of Directors and Officers.

     The end of Article XII of the Company's Articles of Incorporation reads as follows: "Each person who is now or may become a Director of this Corporation is hereby relieved from and indemnified against liabilities that might otherwise obtain in the event such Director contracts with this Corporation for the benefit of himself or any firm, association or corporation in which he may be interested in any way, provided said Director acts in good faith."

     Section 9.8 of the Company's 1997 Employee Stock Purchase Plan reads as follows: "No member or former member of the Committee or the Company's board of directors (the "Board") shall be liable for any action or determination made in good faith with respect to the Plan or any deduction or withholding made under the Plan. Each member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against all costs or expenses (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan to the extent allowed by law."

     The indemnification of the Company's directors and officers is governed by Sections 901-909 of the Utah Revised Business Corporation Act (the "Utah Act"). Pursuant to the Utah Act, the Company may indemnify a director or officer against liability incurred in connection with any legal proceeding if:
(a) his conduct was in good faith; (b) he reasonably believed that his conduct was in, or not opposed to, the Company's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the above, the Company may not indemnify directors or officers: (a) in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company; or (b) in connection with any other proceeding charging that the director or officer derived an improper personal benefit and in which he was adjudged liable on that basis. Additionally, if the proceeding is by or in the right of the Company, the indemnification is limited to the director's or officer's reasonable expenses incurred in connection with such proceeding. Notwithstanding the above, the Company must indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director or officer of the Company. Pursuant to the Utah Act, the Company may pay for or reimburse the reasonable expenses incurred by a director or officer under certain circumstances. A court may order indemnification of a director or officer by the Company, regardless of whether the director or officer met the applicable standard of conduct set forth above, provided that, if the director or officer has been adjudged liable, such indemnification is limited to reasonable expenses.
Indemnification can be made to a director or officer under the Act only if a determination is made in each specific instance by either the board of directors or the shareholders.

Item 7.  Exemption from Registration Claimed

     Not Applicable

Item 8.  Exhibits.

     The following documents are filed as exhibits to this Form S-8.

Exhibit Number Description

     5.1 Opinion of Jones, Waldo, Holbrook & McDonough regarding the legality of the securities being registered hereunder.

     23.1      Consent of Jones, Waldo, Holbrook & McDonough (contained in
               Exhibit 5.1 above).

     23.2      Consent of Independent Auditors, Ernst & Young LLP.

Item 9.  Undertakings.

     The Company hereby undertakes to do the following:

     (a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (1) include any prospectus required by Section 10(a)(3) of the Securities Act; (2) reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the Registration Statement; and (3) include any additional or changed material information on the plan of distribution.

     (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at the time to be the initial bona fide offering.

     (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.






                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on January 22, 1997. This Form S-8 has been signed below on behalf of the Company and by the following persons, which include the principal executive officer, principal financial officer, its controller or principal accounting officer, and at least a majority of the board of directors, in the following capacities and on the dates indicated:


                               GENTNER COMMUNICATIONS CORPORATION



                               By: /s/ RUSSELL D. GENTNER
                                   --------------------------------------
                                   Russell D. Gentner
                                   Chief Executive Officer
                                   (principal executive officer)


                               By: /s/ DAVID L. HARMON
                                   --------------------------------------
                                   David L. Harmon
                                   Chief Financial Officer
                                   (principal financial and accounting officer)






                        POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Russell D. Gentner, his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments to this report on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

          Signature                        Title                    Date
          ---------                        -----                    ----


/s/ RUSSELL D. GENTNER          Director, Chairman of the     January 22, 1997
----------------------------    Board of Directors, and
Russell D. Gentner              Chief Executive Officer
                                (Principal Executive
                                 Officer)

/s/ BRAD R. BALDWIN             Director                      January 22, 1997
----------------------------
Brad R. Baldwin

/s/ EDWARD DALLIN BAGLEY        Director                      January 22, 1997
----------------------------
Edward Dallin Bagley

/s/ EDWARD N. BAGLEY            Director                      January 22, 1997
----------------------------
Edward N. Bagley

/s/ DWIGHT H. EGAN              Director                      January 22, 1997
----------------------------
Dwight H. Egan

/s/ K. BRADFORD ROMNEY          Director                      January 22, 1997
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K. Bradford Romney